Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES
2008 FINANCIAL RESULTS

OAKLAND, MARYLAND—March 2, 2009:  First United Corporation (Nasdaq: FUNC), a financial holding company and the parent company of First United Bank & Trust, announces consolidated net income for 2008 of $8.9 million (earnings per share of $1.45), compared to $12.8 million (earnings per share of $2.08) for 2007.  The decrease in net income for the year resulted primarily from an increase in provision for loan losses to $12.9 million in 2008, compared to $2.3 million for 2007, and a $2.7 million non-cash other-than-temporary impairment charge on the investment portfolio in 2008.  The increase in the provision in 2008 is due to increased net charge offs, an increase in the level of non-accrual loans, loan growth during 2008, specific allocations for impaired loans and changes in qualitative factors used in the overall assessment of the adequacy of the allowance for loan losses. The Corporation reported a net loss for the quarter ended December 31, 2008 of $.24 million, or negative earnings per share of $.04, compared to $4.0 million, or earnings per share of $.65, for the fourth quarter of 2007.  The decrease in net income for the quarter is attributable primarily to $6.4 million of expense recorded in our provision for loan losses related to three loan relationships and the $2.7 million non-cash other-than-temporary impairment charge on the investment portfolio.

During 2008, earnings on interest-earning assets increased primarily from a restructuring of the investment portfolio and an overall increase in average earning assets.  Interest expense on our interest-bearing liabilities decreased by $6.3 million due to the decline in interest rates during 2008 as well as enhanced pricing efforts of our internal treasury committee.  As a result, our net interest margin for 2008 increased to 3.68% from 3.51% in 2007.

William B. Grant, Chairman and Chief Executive Officer stated that “2008 was a very challenging year for the financial industry.  During the year, interest rates declined by 400 basis points and we experienced an historic national deterioration of credit quality caused by the economic downturn.  First United Corporation was certainly not immune to these events as we experienced high provision expense and non-cash losses on our investment portfolio.  However, I am proud to report that our core operations resulted in record net interest income, an improved net interest margin and a high level of efficiency in our operating expenses.  As a result, we were able to deliver positive earnings for the year and remain in a well-capitalized position, while at the same time continuing our practice of paying quarterly dividends.  This strong foundation will provide support for our company as we propel ourselves through this financial crisis.  We believe that the difficulties we face today will make our Bank stronger for the future.”

For the year ended December 31, 2008, the Corporation’s annualized return on average assets and average shareholders’ equity were .55% and 9.31%, respectively, compared to .90% and 12.70%, respectively, for the same period in 2007.

Total assets were $1.64 billion at December 31, 2008, an increase of $160.2 million (10.8%) since December 31, 2007.  During this time period, gross loans increased $91.3 million and our investment portfolio increased $49.7 million.  Total liabilities increased by approximately $192.2 million during 2008, reflecting increases in total deposits of $96.3 million and an increase in total borrowings of $94.3 million.  The increases in long-term borrowings reflect the funding of investment purchases in late 2007 and the first half of 2008 and management’s desire to lengthen the duration of liabilities in anticipation of steady to rising interest rates.

Gross loans were $1.13 billion at December 31, 2008, compared to $1.04 billion at December 31, 2007, an increase of $91 million (8.7%).  Continued growth in commercial loans ($84 million) and in the residential mortgage portfolio ($21 million) was offset by a decline in our installment portfolio ($13 million).  The decrease in installment loans is primarily attributable to a decline in the indirect loan portfolio resulting from a slowdown in economic activity and management’s de-emphasis on this form of lending product.  The growth in the commercial portfolio is a result of both in-house production and commercial participations with other institutions.  At December 31, 2008, approximately 74% of the commercial loan portfolio was collateralized by real estate.

Total deposits were $1.22 billion at December 31, 2008, compared to $1.13 billion at December 31, 2007, an increase of $96.3 million (8.6%).  The increase in deposits resulted primarily from growth in our in-house Prime Saver and retirement accounts as well as brokered certificates of deposit and money market products.

Comparing December 31, 2008 to December 31, 2007, shareholders’ equity decreased 30.5%, from $104.7 million to $72.7 million, resulting in a decrease in book value per share from $17.05 at December 31, 2007 to $11.89 at December 31, 2008.  This decline is attributable to the unrealized losses on investment securities which are reported in capital, net of taxes through accumulated other comprehensive loss.  At December 31, 2008, there were 6,112,940 issued and outstanding shares of the Corporation’s common stock.

Net Interest Income (Tax Equivalent Basis)

Net interest income increased $8.1 million (18%) during 2008 over the same period in 2007 due to a $1.8 million (1.9%) increase in interest income coupled with a $6.3 million (12.7%) decrease in interest expense.  The increase in interest income resulted from an increase in average interest-earning assets of $158.9 million (12.1%) during 2008 when compared to 2007.  The increased level of interest-earning assets is primarily attributable to the growth that we experienced in our loan portfolio and our investment portfolio during 2008.

Interest expense decreased during 2008 when compared to the same period of 2007.  Average interest-bearing liabilities increased in 2008 by $212.9 million when compared to the same time period for 2007, with average interest-bearing deposits increasing by approximately $146.7 million since December 31, 2007.  The declines in the interest rates and the efforts of our internal treasury committee to control rates resulted in a 110 basis point decrease in the average rate paid on our average interest-bearing liabilities from 4.21% for 2007 to 3.11% for the same period of 2008.  The net result of the aforementioned factors was a 17 basis point increase in the net interest margin during 2008 to 3.68% from 3.51% during the same period of 2007.

Interest Expense during the fourth quarter of 2008 decreased by $3.0 million, offsetting a decline of $1.3 million in interest income.  This resulted in an increase of $1.7 million in net interest income for the fourth quarter of 2008 when compared to the same period of 2007.

Asset Quality

The ratio of non-performing and 90 days past-due loans to total loans at December 31, 2008 was 2.47%, compared to .83% at December 31, 2007.  The ratio of non-performing and 90 days past-due loans to total assets at December 31, 2008 was 1.71%, compared to .59% at December 31, 2007.  Problem loans were $56.5 million at December 31, 2008, a $51.1 million increase since December 31, 2007.  This increase is directly attributable to the movement of several large commercial loans to non-accrual status and an increase in loans classified as impaired.  Management has performed an extensive review of these loan relationships and the impaired loans and believes that the collateral securing the loans is adequate to protect our interests.  Where necessary, specific allocations have been provided.

The allowance for loan losses increased to $14.3 million at December 31, 2008, compared to $7.3 million at December 31, 2007.  The provision for loan losses was $12.9 million for 2008, compared to $2.3 million for the same period of 2007.  The increase in the provision for loan losses in 2008 compared to the same period of 2007 was in response to the increase in net charge-offs and non-performing loans, loan growth, the results of our quarterly review of the adequacy of the factors discussed previously, and specific allocations for impaired loans.  As part of our loan review process, management has noted an increase in foreclosures and bankruptcies in the geographic areas where we operate.  Additionally, the current economic environment has caused a decline in real estate sales.  Consequently, we have closely reviewed and applied a sensitivity analysis to collateral values to more adequately measure potential future losses.  Where necessary, we have obtained new appraisals on collateral.  Specific allocations of the allowance have been provided in instances where losses may occur.  Approximately $4.0 million of the recorded expense is attributable to an acquisition and development loan in Hardy County, West Virginia and deterioration in a group of loan relationships outside of the Corporation’s market area.  Additional provision expense was also recorded because the company that services a loan in which the Bank holds a participation interest failed to remit $1.2 million in principal payments made by the borrower that were due to the Bank.  The Bank is reviewing its rights with respect to its insurance carriers and the servicing company’s insurance carriers and bonding companies, but there can be no assurance that the Bank will ultimately recover any of this loss.

Non-Interest Income and Non-Interest Expense

Other operating income decreased $1.3 million during 2008 when compared to the same period of 2007. Service charge income increased $.5 million, due primarily to increased customer usage of an account overdraft product.  This increase was offset by decreases in trust department income, insurance commission income, and realized losses on our investment portfolio.  Trust department income is directly affected by the performance of the equity and bond markets and by the amount of assets under management.  Although we have experienced favorable sales production in our trust department, unfavorable market conditions have reduced the fees and commissions on our existing accounts under management.  Likewise, insurance commissions also decreased in 2008 when compared to 2007 due to a soft insurance market resulting in lower premium income and a reduction in the amount of contingency income received in 2008.

Other operating income for the fourth quarter of 2008 decreased $3.6 million when compared to the fourth quarter of 2007.  The primary factor for this decline was the recording of a non-cash charge of approximately $2.7 million as a result of an other-than-temporary impairment analysis performed on our investment portfolio at year-end.

Other operating expenses increased $2.1 million in 2008 when compared to the same time period of 2007.  This increase is attributable to an increase of $.9 million in salaries and wages in 2008 when compared to 2007.  The increase was primarily attributable to normal merit increases and the addition of specialists in our lending, trust, insurance and mortgage areas to capitalize on growth opportunities in our new market areas. This increase was offset slightly because no executive bonuses were paid for 2008. Other expenses such as marketing, membership fees and licenses, and information system conversion costs increased by $.7 million in 2008 when compared to 2007.

For the fourth quarter of 2008, other operating expenses decreased $.2 million when compared to the fourth quarter of 2007.

According to Mr. Grant, “First United continues to look for opportunities during these challenging times.  We believe that as larger regional and national banks continue to face uncertainty, community banks are becoming more appealing to many customers.  We are excited to have two community offices opening in 2009, one in Morgantown, West Virginia and one in Frederick, Maryland, to support our strategic growth strategies and to better serve our customers.”

ABOUT FIRST UNITED CORPORATION

First United Corporation offers full-service banking products and services through its trust company subsidiary, First United Bank & Trust, and consumer finance products through its consumer finance subsidiaries, OakFirst Loan Center, Inc. and OakFirst Loan Center, LLC.  The Corporation also offers a full range of insurance products and services to customers in its market areas through First United Insurance Group, LLC.  These entities operate a network of offices throughout Garrett, Allegany, Washington, and Frederick Counties in Maryland, as well as Mineral, Hardy, Berkeley, and Monongalia Counties in West Virginia.  The Corporation’s website is www.mybankfirstunited.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives.  These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions.  Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”.

FIRST UNITED CORPORATION
Oakland, MD
Stock Symbol : FUNC
(Dollars in thousands, except per share data)

	Three Months Ended					Twelve Months Ended
	unaudited					unaudited
	31-Dec	31-Dec	30-Sep	30-Jun	31-Mar	31-Dec	31-Dec
	2008	2007	2008	2008	2008	2008	2007
EARNINGS SUMMARY
Interest income	$ 23,730	$ 25,044	$ 23,777	$ 23,851	$ 23,858	$ 95,216	$ 93,565
Interest expense	$ 10,011	$ 13,010	$ 10,576	$ 10,627	$ 11,829	$ 43,043	$ 49,331
Net interest income	$ 13,719	$ 12,034	$ 13,201	$ 13,224	$ 12,029	$ 52,173	$ 44,234
Provision for loan and lease losses	$ 6,355	$ 992	$ 4,217	$ 966	$ 1,387	$ 12,925	$ 2,312
Noninterest income	$ 1,081	$ 4,650	$ 3,778	$ 4,570	$ 4,340	$ 13,769	$ 15,092
Noninterest expense	$ 9,592	$ 9,770	$ 9,976	$ 10,651	$ 10,354	$ 40,573	$ 38,475
Income taxes	$ (904)	$ 1,950	$ 921	$ 2,063	$ 1,493	$ 3,573	$ 5,746
Net income	$ (243)	$ 3,972	$ 1,865	$ 4,114	$ 3,135	$ 8,871	$ 12,793
Cash dividends paid	$ 1,104	$ 1,200	$ 1,220	$ 1,224	$ 1,226	$ 4,774	$ 4,796

PER COMMON SHARE
Earnings per share
Basic/Diluted	$ (0.04)	$ 0.64	$ 0.30	$ 0.68	$ 0.51	$ 1.45	$ 2.08
Book value	$ 11.89	$ 17.05	$ 14.70	$ 15.50	$ 16.69
Closing market value	$ 13.48	$ 20.02	$ 19.90	$ 18.17	$ 19.66

Common shares
outstanding at period end	6,112,940	6,138,268	6,113,886	6,105,008	6,121,374

PERFORMANCE RATIOS (Period End, annualized)
Return on average assets	0.55%	0.90%	0.77%	0.93%	0.82%
Return on average shareholders'
equity	9.31%	12.70%	12.31%	14.16%	11.92%
Net interest margin	3.68%	3.51%	3.67%	3.67%	3.56%
Efficiency ratio	59.85%	63.02%	58.99%	59.87%	61.52%

PERIOD END BALANCES	31-Dec	31-Dec
	2008	2007

Assets	$ 1,639,104	$ 1,478,909
Earning assets	$ 1,489,609	$ 1,352,219
Gross loans	$ 1,134,546	$ 1,043,266
Consumer Real Estate	$ 418,350	$ 397,371
Commercial	$ 575,991	$ 492,302
Consumer	$ 140,205	$ 153,593
Investment securities	$ 354,595	$ 304,908
Total deposits	$ 1,222,889	$ 1,126,552
Noninterest bearing	$ 107,749	$ 97,976
Interest bearing	$ 1,115,140	$ 1,028,576
Shareholders' equity	$ 72,690	$ 104,665

CAPITAL RATIOS	31-Dec	31-Dec
Period end capital to risk-	2008	2007
weighted assets:
Tier 1	10.59%	11.40%
Total	12.18%	12.51%

ASSET QUALITY
Net charge-offs for the quarter	$ 3,526	$ 559
Nonperforming assets: (Period End)
Nonaccrual loans	$ 24,553	$ 5,443
Restructured loans	$ 468	$ -
Loans 90 days past due
and accruing	$ 3,476	$ 3,260
Other real estate owned	$ 2,424	$ 825
Total nonperforming assets
and past due loans	$ 50,774	$ 16,896
Allowance for credit losses
to gross loans, at period end	1.26%	0.70%
Nonperforming and 90 day past-due loans
to total loans, at period end	2.47%	0.83%
Nonperforming loans and 90 day past-due
loans to total assets, at period end	1.71%	0.59%